Filed Pursuant to Rule 433

Registration No. 333-205678

June 13, 2019

Relating to Preliminary Prospectus Supplement

Dated June 11, 2019

to Prospectus

Dated August 18, 2015

Issuer Free Writing Prospectus

Republic of Peru’s U.S.$750,000,000 2.844% U.S. Dollar-Denominated Global Bonds due 2030

Final terms and conditions as of June 13, 2019

Issuer	Republic of Peru
Issue Type	SEC Global Registered
Ratings*	A3 (Stable)/BBB+ (Stable)/BBB+ (Stable) (Moody’s/S&P/Fitch)
Joint Lead Managers and Joint Bookrunners	HSBC Securities (USA) Inc. Morgan Stanley & Co. LLC Santander Investment Securities Inc. Scotia Capital (USA) Inc.
Issue Amount	U.S.$750,000,000
Issue Price	100.000%, plus accrued interest, if any, from June 20, 2019
Settlement Date	June 20, 2019 (T+5)
Denominations	U.S.$1,000 and integral multiples of U.S.$1,000 in excess thereof
Maturity	June 20, 2030
Regular Record Dates	June 17 and December 17 of each year
Coupon	2.844% per year
Interest Payment Dates	June 20 and December 20 of each year, beginning on December 20, 2019
UST Price/Yield at Pricing	102-16 / 2.094%
Benchmark Instrument	2.375% U.S. Treasury due 2029
Offer Spread	+75 bps
Yield to Maturity	2.844%
Gross Proceeds to Issuer	U.S.$750,000,000
Interest Rate Basis	30/360
Governing Law	New York
Clearing	DTC / Euroclear / Clearstream
ISIN	US715638DA73
CUSIP	715638 DA7
Listing and Trading	Application will be made to admit the bonds for listing on the Official List of the Luxembourg Stock Exchange and for trading on the Euro MTF Market.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The following additional information of the Republic of Peru and regarding the securities is available from the Securities and Exchange Commission’s (“SEC”) website and also accompanies this free-writing prospectus:

Preliminary Prospectus Supplement dated June 11, 2019 to Prospectus dated August  18, 2015.

http://www.sec.gov/Archives/edgar/data/77694/000119312519169826/d728084d424b3.htm

http://www.sec.gov/Archives/edgar/data/77694/000119312519169664/d480072d18k.htm

http://www.sec.gov/Archives/edgar/data/77694/000119312515285428/d56140dsba.htm

http://www.sec.gov/Archives/edgar/data/77694/000119312515281288/d87067dsba.htm

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and related prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer or any underwriter participating in the offering will arrange to send you the prospectus if you request it by calling:

HSBC Securities (USA) Inc.: +1 (866) 811-8049 (toll-free)

Morgan Stanley & Co. LLC: +1 (866) 846-2874 (toll-free) or +1 (212) 761-1057 (collect)

Santander Investment Securities Inc.: +1 (855) 403-3636 (toll-free)

Scotia Capital (USA) Inc.: +1 (800) 372-3930 (toll-free) or +1 (212) 225-5559 (collect)

Delivery of the notes is expected on or about June 20, 2019, which will be the fifth business day following the date of pricing of the notes. Under Rule 15c6–1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the Settlement Date may be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade notes prior to the Settlement Date should consult their own advisor.

ANY DISCLAIMER OR OTHER NOTICE THAT MAY APPEAR BELOW IS NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMER OR OTHER NOTICE WAS AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.